Exhibit 99.1

DGSE Companies, Inc. Reports First Quarter 2015 Results

DALLAS--(BUSINESS WIRE)--May 13, 2015--DGSE Companies, Inc. (NYSE MKT: DGSE) (“DGSE” or the “Company”), a leading wholesaler and retailer of jewelry, diamonds, fine watches, and precious metal bullion and rare coin products, today announced its financial results for the three months ended March 31, 2015.

First Quarter 2015 Business and Financial Highlights

  DGSE reported a net loss of $798,000 for the quarter, which included a $3,000 gain from discontinued operations, and a net loss of $801,000 from continuing operations. The loss from continuing operations included approximately $196,000 in non-recurring expenses and asset write offs, related to the closure of two Dallas-Ft. Worth (“DFW”) area stores.
  Revenues from continuing operations were $12.9 million compared to $18.0 million, a 29% decline compared to the same period in 2014. DGSE continued to see declines in its bullion and scrap businesses, which combined with an unusually challenging quarter for its jewelry business to generate a significant year over year sales decline.
  Gross profit from continuing operations decreased $877,000, or 27%, based on lower sales. Gross profit as a percent of revenue increased to 18.1% in the current quarter, compared to 17.8% in the first quarter of 2014.
  Selling, general and administrative expenses (“SG&A”) from continuing operations were down $461,000 in the quarter, to $2.9 million compared to $3.3 million during the first quarter of 2014. This reduction was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses and corporate overhead, and was partially offset by $143,000 in non-recurring expenses related to the closure of two DFW area stores in the quarter.
  Net loss from continuing operations was approximately $801,000 or $0.07 per share, compared to net loss from continuing operations of approximately $285,000, or $0.02 per share, in the first quarter of 2014.
  Net loss, inclusive of discontinued operations, was approximately $798,000 or $0.07 per share, compared to a net loss, inclusive of discontinued operations, of approximately $523,000, or $0.04 per share, in the first quarter of 2014.

Dusty Clem, Chairman of the Board and Chief Executive Officer of DGSE, stated, “The first quarter of 2015 was an extremely challenging quarter for DGSE. In 2014 we successfully focused our marketing, merchandising and operating efforts on growing our jewelry, watch and diamond businesses, and were rewarded with double digit growth in those areas. In the first quarter of 2015, for the first time in several quarters, we were not able to grow these lines, and in fact saw declines.” Mr. Clem continued, “Unfortunately, we lost several days this quarter to harsh weather conditions in two of our most important markets, DFW and Charleston, which further exacerbated the effects of a difficult retail environment. While this quarter represents a setback in our efforts to create a consistently profitable DGSE, we continue to believe that growing our jewelry business and closely managing our expenses provides the best avenue for DGSE to offset the continued, industry-wide slowdown in the bullion and scrap businesses.”

First Quarter 2015 Results

For the quarter ended March 31, 2015, revenues from continuing operations were $12.9 million, a 29% decrease compared to $18.0 million in the quarter ended March 31, 2014. Bullion and scrap sales continued to trend downward, consistent with the industry, and DGSE’s jewelry, watch and diamond lines saw decreases for the first time in several quarters.

Gross profit from continuing operations in the quarter decreased by $877,000, or 27% to $2.3 million as compared to $3.2 million during the first quarter of 2014. Gross margin as a percentage of revenue increased to 18.1% for the three months ended March 31, 2015, compared to 17.8% for the same period in the prior year.

SG&A expenses decreased by $461,000, or 14%, to $2.9 million, as compared to $3.4 million during the same period in 2014. The decrease was achieved despite recognizing $143,000 in expenses related to the closure of two DFW area stores. These expenses were primarily comprised of accelerated lease expense and fees related to early lease terminations. The overall decrease in SG&A was achieved primarily through continued efforts to reduce expenses at all levels, including store-level operating expenses, corporate overhead, and advertising expense.

Loss from continuing operations for the first quarter, net of taxes, was $801,000 or $0.07 per share compared to a net loss from continuing operations of $285,000, or $0.02 per share, in the first quarter of 2014.

Income from discontinued operations for the three months ended March 31, 2015 was $3,000, related to the Southern Bullion locations closed in 2014, compared to a net loss of $238,000 for these locations in the same quarter of 2014. The current quarter income relates to minor adjustments in accrued expenses related to the wind down of all Southern Bullion operations. The Company believes it has recognized all material expenses related to the closure of Southern Bullion operations.

Net loss for the first quarter was $798,000 or $0.07 per share, compared to a net loss of $523,000, or $0.04 per share, in the first quarter of 2014.

Mr. Clem concluded, “We clearly are not satisfied with our current results, and are continuing to make adjustments to the business, in order to regain profitability in a very difficult environment for our industry. We continue to contemplate a wide range of options that we believe will increase the Company’s value.”

Balance Sheet Summary

As of March 31, 2015, DGSE had cash and cash equivalents of $1.2 million compared to $2.2 million at December 31, 2014. Stockholders’ equity decreased 13% to $5.3 million at March 31, 2015 compared to $6.1 million at December 31, 2014. As of March 31, 2015, the outstanding balance on the Company’s credit facility with NTR Metals, LLC was $2.3 million compared to $2.3 million at December 31, 2014.

Conference Call

DGSE’s management will conduct a live teleconference to discuss its financial results:

Date:	May 13, 2015
Time:	4:30 p.m. ET/3:30 p.m. CT
Dial-in:	1-877-407-9039 if calling from the United States, or 1-201-689-8470 if dialing internationally.
Replay:	A replay will be available until midnight on May 20, 2015, which may be accessed by dialing 1-877-870-5176 within the United States and 1-858-384-5517 if dialing internationally. Please use passcode 13609625 to access the replay.
Webcast:	The call will be webcast and will be available by visiting http://public.viavid.com/index.php?id=114605.

About DGSE Companies

DGSE Companies, Inc. wholesales and retails jewelry, diamonds, fine watches, and precious metal bullion and rare coin products through its Charleston Gold & Diamond Exchange, Chicago Gold & Diamond Exchange (formerly Bullion Express), and Dallas Gold & Silver Exchange operations. DGSE also owns Fairchild International, Inc., one of the largest vintage watch wholesalers in the country. In addition to its retail facilities in Illinois, South Carolina, and Texas, the Company operates websites which can be accessed at www.dgse.com, and www.cgdeinc.com. Real-time price quotations and real-time order execution in precious metals are provided on another DGSE website at www.USBullionExchange.com. Wholesale customers can access the full vintage watch inventory through the restricted site at www.FairchildWatches.com. The Company is headquartered in Dallas, Texas and its common stock trades on the NYSE MKT exchange under the symbol "DGSE."

This press release includes statements which may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the company's products and services in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release.

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2015	2014

ASSETS
Current Assets:
Cash and cash equivalents	$1,179,427	$2,184,435
Trade receivables, net of allowances	14,668	904,076
Inventories	11,442,658	11,144,157
Prepaid expenses	196,042	104,513
Assets related to discontinued operations	28,478	49,729

Total current assets	12,861,273	14,386,910

Property and equipment, net	4,237,393	4,365,767
Intangible assets, net	24,122	27,568
Other assets	127,681	128,356

Total assets	$17,250,469	$18,908,601

LIABILITIES
Current Liabilities:
Current maturities of long-term debt	$133,210	$131,003
Current maturities of capital leases	11,692	11,529
Accounts payable-trade	5,347,930	5,831,736
Accrued expenses	1,130,765	1,541,552
Customer deposits and other liabilities	1,154,027	1,082,778
Liabilities related to discontinued operations	279,749	303,564

Total current liabilities	8,057,373	8,902,162

Line of credit, related party	2,303,359	2,303,359
Long-term debt, less current maturities	1,578,143	1,616,237

Total liabilities	11,938,875	12,821,758

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $0.01 par value; 30,000,000 shares authorized; 12,253,846 and 12,175,584 shares issued and outstanding	122,538	122,388
Additional paid-in capital	34,254,371	34,231,271
Accumulated deficit	(29,065,315)	(28,266,816)
Total stockholders' equity	5,311,594	6,086,843

Total liabilities and stockholders' equity	$17,250,469	$18,908,601

DGSE COMPANIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the Three Months Ended
	March 31,
	2015	2014

Revenue:
Sales	$12,875,149	$18,064,307
Cost of goods sold	10,541,966	14,853,636
Gross margin	2,333,183	3,210,671

Expenses:
Selling, general and administrative expenses	2,886,043	3,346,774
Depreciation and amortization	140,624	90,585
	3,026,667	3,437,359

Operating loss	(693,484)	(226,688)

Other expense (income):
Other income, net	(3,033)	(26,495)
Interest expense	83,768	80,813
	80,735	54,318

Loss from continuing operations before income taxes	(774,219)	(281,006)

Income tax expense	26,844	3,579

Loss from continuing operations	(801,063)	(284,585)

Discontinued operations:
Income (loss) from discontinued operations, net of taxes	2,564	(238,393)

Net loss	$(798,499)	$(522,978)

Basic net loss per common share:
Loss from continuing operations	$(0.07)	$(0.02)
Loss from discontinued operations	-	(0.02)
Net loss per share	$(0.07)	$(0.04)

Diluted net loss per common share:
Loss from continuing operations	$(0.07)	$(0.02)
Loss from discontinued operations	-	(0.02)
Net loss per share	$(0.07)	$(0.04)

Weighted-average number of common shares
Basic	12,245,679	12,193,940
Diluted	12,245,679	12,193,940

CONTACT:
DGSE Companies, Inc.
Dusty Clem, 972-587-4021
Chairman and CEO
investorrelations@dgse.com